Exhibit 99.1

Avon Reports First-Quarter Results

•	First-Quarter Revenue declined 16% to $1.3 Billion; Increased 3% in Constant Dollars[1] excluding the divestiture of Liz Earle[2]

•	First-Quarter Operating Profit of $8 Million; Adjusted[1] Operating Profit of $55 Million

•	First-Quarter Operating Margin increased 270 bps to 0.6%; Adjusted[1] Operating Margin declined 230 bps to 4.2%

•	First-Quarter Diluted Loss per Share From Continuing Operations of $(0.36); Adjusted[1] Diluted Loss per Share From Continuing Operations of $(0.07)

NEW YORK, May 5, 2016 - Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2016 results. Total revenue for Avon Products, Inc. declined 16% to $1.3 billion, but increased 2% in constant dollars1 and increased 3% in constant dollars when excluding the impact of the sale of Liz Earle. In addition, Adjusted Diluted Earnings per Share from Continuing Operations declined $0.10 per share versus the same period last year and included a negative currency impact of $0.13 per share, driven by the strength of the U.S. dollar against the currencies in which the Company operates.
“Our first-quarter results were in line with our expectations, and we are executing against our transformation plan with speed and rigor. Since sharing the plan with the investment community in January, we have successfully completed the sale and separation of the North America business, implemented a new organizational structure, identified actions to deliver our 2016 savings targets, and reconstituted our Board of Directors,” said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. “With these actions, we are well-positioned as we move forward aggressively to drive out cost, invest in growth, and improve our financial flexibility.”
As discussed in Avon’s Form 10-Q for the quarter ended March 31, 2016, this quarter includes the following changes to the Company’s reporting and disclosures:

(1)
The Company deconsolidated its Venezuela business as of March 31, 2016 due to the continued lack of exchangeability of the Venezuelan currency and its impact on the Company’s ability to exercise sufficient control over the operations of the business in Venezuela. For reporting purposes, this means that the operating results (revenue and

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expenses) of Venezuela are included in the first quarter of 2016 consolidated operating results but will not be included in the future results beginning with the second quarter of 2016. The associated net assets of Venezuela have been written off as of March 31, 2016. As discussed further below in item (2), the operating results of Venezuela are not included in a reportable segment and instead are presented in Other operating segments and business activities;

(2)	Changes to segment reporting:

a.	To align with the revised operating model, the Company has changed its reportable segments to now be: Europe, Middle East & Africa; South Latin America; North Latin America; and Asia Pacific;

b.	Avon is including the items below in Other operating segments and business activities. The Company believes this presentation will provide a clearer comparison of core operating results.

i.	Venezuela operating results, which have been deconsolidated as of March 31, 2016;

ii.	The historical results of the Liz Earle business, which was sold in July of 2015;
iii. Royalties for the use of the Company’s name and trademarks in various countries; and
iv. Product sales to the recently sold North America business;

c.
Avon has changed the methodology of allocating global expenses to the segments. Segment profit excludes any allocation of global expenses other than global marketing expenses. The Company has allocated global marketing expenses to the reportable segments to ensure comparability between periods;

d.
Avon has changed the measure of profit disclosed for segments and refers to it as Segment profit and Segment margin, which is similar to what the Company previously used in its segment reporting as Adjusted operating profit and Adjusted operating margin, which will simplify the disclosure of segment profit;

(3)	A new metric: Change in Ending Representatives[3], which the Company believes can be a useful indicator of potential revenue performance; and

(4)	A discussion of the impact of the newly issued Series C Preferred Stock to an affiliate of Cerberus Capital Management for $435 million.
The results of the Company’s former North America business, which was separated as of March 1, 2016, continue to be reflected in the financial statements as discontinued operations.
First-Quarter 2016 Income Statement Review (compared with first-quarter 2015)

•	Total revenue for Avon Products, Inc. declined 16% to $1.3 billion, but increased 2% in constant dollars and increased 3% in constant dollars when excluding the impact of the sale of Liz Earle.

•
Total revenue from reportable segments declined 15% to $1.3 billion, and increased 2% in constant dollars. In addition, the year-over-year comparison is impacted by the Industrial Production Tax ("IPI") levied by the Brazilian government on cosmetics beginning in May 2015. Excluding the estimated impact of the Brazil IPI tax, constant-dollar revenue would have grown approximately 4%[2]. While we will anniversary the Brazil IPI tax in May, there have been additional state taxes, referred to as MVA taxes, that went into effect in various jurisdictions in Brazil in the latter part of 2015. These taxes negatively impacted the results in the first quarter of 2016 and will continue to affect the growth rates

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for the remainder of the year. Argentina (a market experiencing high inflation) contributed approximately 1 point to this constant-dollar revenue growth.

◦
Active Representatives were down 1% year over year, as increases in Europe, Middle East & Africa were more than offset by declines in the other reportable segments, most significantly South Latin America.

◦	Average order increased 3% due to growth in all reportable segments as the Company continues to benefit from pricing.

◦	Ending Representatives increased 2% due to growth in Europe, Middle East & Africa, most significantly Russia and South Africa.

•
Gross margin was 60.3%, down 30 basis points. Adjusted gross margin was 60.3%, down 130 basis points, driven by an approximate 420 basis points of unfavorable impact of foreign exchange, partially offset by the favorable net impact of price/mix and lower supply chain costs.

•
Operating margin was 0.6% in the quarter, up 270 basis points. Adjusted operating margin was 4.2%, down 230 basis points. These year-over-year comparisons were negatively impacted by approximately 80 basis points due to the impact of the IPI tax in Brazil. Excluding this impact, Adjusted operating margin would have decreased 150 basis points[2], which was primarily driven by an estimated 560 basis points of unfavorable impact of foreign exchange. The foreign exchange impact was partially offset by the favorable net impact of price/mix, as well as the continued benefits from cost savings initiatives.

•
The effective tax rate from continuing operations was impacted by the deconsolidation of the Venezuelan operations. This negative impact to the effective tax rate was partially offset by the recognition of a benefit associated with the implementation of foreign tax planning strategies. The Adjusted effective tax rate in first-quarter 2016 was negatively impacted by the country mix of earnings and the inability to recognize additional deferred tax assets associated with current period operating losses in various jurisdictions. The Adjusted effective tax rate is expected to be volatile on a quarterly basis due to the country mix of quarterly earnings, as well as withholding taxes associated with repatriation of cash, on lower pre-tax earnings.

•
Loss from continuing operations, net of tax was $156 million, or a loss of $0.36 per diluted share, compared with a loss of $143 million, or a loss of $0.33 per diluted share, for the first quarter of 2015. Adjusted loss from continuing operations, net of tax was $27 million, or $0.07 per diluted share, compared with Adjusted income from continuing operations, net of tax of $15 million, or $0.03 per diluted share, for the first quarter of 2015.

•	Loss from discontinued operations, net of tax was $10 million, or a loss of $0.02 per diluted share, compared with a loss of $4 million, or $0.01 per diluted share, for the first quarter of 2015.

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•	Foreign currency has impacted the Company’s financial results of continuing operations as shown in the table below:

Estimated Impact of Foreign Currency on Continuing Operations
	First-Quarter 2016 Year-over-Year Impact
	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Total revenue	(18) pts
Adjusted operating profit - transaction	$(70)	$(0.10)
Adjusted operating profit - translation	(30)	(0.05)
Total Adjusted operating profit	$(100)	$(0.15)
Adjusted operating margin	(560) bps
Revaluation of working capital	$10	$0.01
Adjusted diluted EPS		$(0.13)

Adjustments to First-Quarter 2016 GAAP Results to Arrive at Adjusted Results
During the first quarter of 2016, the following items had an aggregate impact of $0.29 per diluted share on the financial results:

•
The Company recorded costs to implement restructuring within operating profit of approximately $47 million before tax, primarily related to employee-related costs as part of the previously announced Transformation Plan.

•	The impact of the deconsolidation of the Venezuela operations as of March 31, 2016 for which the Company recorded an after-tax loss of approximately $120 million.

•	The Company recorded an income tax benefit of approximately $29 million, which was recognized as a result of the implementation of foreign tax planning strategies.

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First-Quarter 2016 Regional Highlights (compared with first-quarter 2015)

THREE MONTHS ENDED MARCH 31, 2016

REGIONAL RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15
Europe, Middle East & Africa	$520.4	(2)%	11%	7%	4%	7%	4%	8%
South Latin America	426.4	(28)	(2)	(3)	1	(11)	9	(1)
North Latin America	204.7	(11)	2	(4)	6	(4)	6	(1)
Asia Pacific	136.7	(17)	(10)	(10)	—	(8)	(2)	(4)
Total from Reportable Segments	1,288.2	(15)	2	(1)	3	(3)	5	2
Other operating segments and business activities	18.3	(49)	(42)	(52)	10	(71)	29	(100)
Total	$1,306.5	(16)%	2%	(2)%	4%	(4)%	6%	(1)%

Operating Profit/Margin	2016 Operating Profit (Loss) US$	2016 Operating Margin US$	Change in US$ vs 2015	Change in C$ vs 2015
Europe, Middle East & Africa	$68.7	13.2%	120 bps	180 bps
South Latin America	23.1	5.4	(610)	(600)
North Latin America	28.5	13.9	140	170
Asia Pacific	14.7	10.8	(270)	(230)
Total from Reportable Segments	135.0	10.5	(150)	(120)
Other operating segments and business activities	4.2	22.7	840	1070
Unallocated Global Expenses	(84.6)	—	—	—
Adjusted Total	$54.6	4.2%	(230) bps	(80) bps
CTI restructuring initiatives	(46.8)
GAAP Total	$7.8	0.6%	270 bps

Other non-reportable segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, which was deconsolidated effective March 31, 2016. Other non-reportable segments and business activities also include revenue from the sale of products to New Avon LLC since its separation from Avon on March 1, 2016 and ongoing royalties from the licensing of our name and products.
First-Quarter 2016 Regional Highlights

•	Europe, Middle East & Africa revenue was down 2%, and up 11% in constant dollars. Constant-dollar revenue was driven by an increase in Active Representatives as well as higher average order.

◦
Russia revenue was up 5%, or up 25% in constant dollars, primarily driven by an increase in Active Representatives, which continued to benefit from sustained momentum in recruiting and retention, and higher average order, which was driven by pricing.

◦	U.K. revenue was down 3%, or up 4% in constant dollars, primarily driven by higher average order as a result of strength in Fashion & Home, while Active Representatives declined.

•
South Latin America revenue was down 28% and declined 2% in constant dollars. Constant-dollar revenue was negatively impacted by the IPI tax in Brazil (as discussed above). Excluding the estimated impact of this item, constant-dollar revenue would have grown approximately 2%[2] driven by higher average order, which was partially offset by a decline in Active Representatives. The additional MVA taxes in Brazil (as discussed above), had an estimated 1 point impact on revenue growth for South Latin America. Argentina contributed approximately 3 points to this constant-dollar revenue growth.

◦
Brazil revenue was down 33%, and declined 7% in constant dollars. Constant-dollar revenue growth was negatively impacted by an estimated 8 points due to the impact of the IPI tax. Excluding this impact, constant-dollar revenue would have increased approximately 1%[2], driven primarily by higher average order, which was partially offset by a decline in Active Representatives. This market continues to be impacted by a difficult macroeconomic environment as well as the additional MVA taxes (as discussed above). These additional taxes negatively impacted Brazil’s constant-dollar revenue growth by an estimated 3 points, as it has not been offset by pricing given the macroeconomic environment combined with the pricing taken to offset a portion of the IPI tax.

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•	North Latin America revenue was down 11% and up 2% in constant dollars. Constant-dollar revenue benefited from higher average order, which was partially offset by a decrease in Active Representatives.

◦	Mexico revenue was down 15% and rose 2% in constant dollars, primarily driven by higher average order due to strength in Fashion & Home, partially offset by a decline in Active Representatives.

•
Asia Pacific revenue was down 17%, and declined 10% in constant dollars due to declines in most markets, led by China. The region’s constant-dollar revenue decline was primarily due to lower Active Representatives.

◦
Philippines revenue was down 6% and relatively unchanged in constant dollars driven by higher average order, offset by a decline in Active Representatives due to a decline in activity, which was impacted by a reduction in the number of sales campaigns as well as the timing of the Easter holiday.

First-Quarter 2016 Cash Flow Review

•
Net cash used by operating activities of continuing operations was $191 million for the three months ended March 31, 2016, compared with $178 million for the same period in 2015. Operating cash flow during the first quarter was unfavorably impacted by lower cash-related earnings (including the unfavorable impact of foreign currency), a contribution to the pension plan for corporate U.S.-based associates and higher purchases of inventory. When comparing the year-over-year use of cash from operations, the comparison benefits from the $67 million payment made during the first quarter of 2015 to the U.S. Securities and Exchange Commission in connection with the FCPA settlement, which did not recur in 2016.

•	For the three months ended March 31, 2016, there was $25 million of net cash used by investing activities of continuing operations, a $2 million increase over the prior year.

•
Net cash provided by financing activities of continuing operations was $436 million for the three months ended March 31, 2016, or $472 million higher than the prior year, primarily due to the proceeds from the sales of Series C Preferred Stock and the suspension of the dividend.

Transformation Plan
In January 2016, the Company announced a Transformation Plan, which includes cost reductions in an effort to continue to improve its cost structure and to enable the Company to reinvest in growth. As a result of this plan, the Company expects pre-tax annualized cost savings of approximately $350 million after three years, with an estimated $200 million from supply chain reductions and an estimated $150 million from other cost reductions. These pre-tax cost savings are expected to be achieved through restructuring actions as well as other cost-savings strategies that will not result in restructuring charges. The Company plans to reinvest a portion of these cost savings in growth initiatives, including media, social selling and information technology systems that will help the Company modernize its business. The Transformation Plan was initiated in order to enable the Company to achieve its long-term goal of a targeted low double-digit operating margin and mid single-digit constant-dollar revenue growth.

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On March 1, 2016, the Company and Cerberus closed their strategic partnership transaction, including the separation of the North America business that is now privately held and managed by an affiliate of Cerberus. Under the terms of the transaction, an affiliate of Cerberus invested $435 million in exchange for shares of Avon’s Series C Preferred Stock.
In March 2016, the Company announced significant changes to its operating model that include a reduction in corporate infrastructure, the transition of the Company’s headquarters to the United Kingdom over time, headcount reductions of approximately 1,700 filled positions, and the elimination of approximately 800 open positions. These changes in the operating model are expected to deliver $50 million of the $70 million savings expected in 2016. In addition, the Company has identified additional areas, primarily within supply chain and sourcing, to deliver the remaining savings.
Conference call
Avon will conduct a conference call at 9:00 a.m. today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 88385727). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through nearly 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Adam Zerfass	Brunswick Group
(212) 282-5320	Claudia Gray
(212) 333-3810
Footnotes
1 “Adjusted” items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that we refer to include Constant dollar (C$) items.  All of these adjusted items are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.” These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to our “Non-GAAP Financial Measures” description at the end of this release and the reconciliations we provide of these Non-GAAP financial measures to their comparable GAAP measures.

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2 To supplement our financial results presented in accordance with GAAP and the Non-GAAP Financial Measures discussed above, we have included an additional analysis, “Non-GAAP Impact of Special Revenue Items Affecting Year-Over-Year Comparisons,” which presents the change in three Non-GAAP financial measures - constant-dollar revenue, Adjusted gross margin and Adjusted operating margin - in each case, excluding certain revenue items which impact the comparability of our results. These special revenue items include the estimated impacts of 1) a new IPI tax law on cosmetics in Brazil, which went into effect in May 2015 (“2015 Brazil IPI tax”), and 2) lower constant-dollar revenue in the first quarter of 2016 as compared to the first quarter of 2015 as a result of the sale of Liz Earle in July 2015 (“Liz Earle divestiture”). We believe this additional analysis helps investors to better understand the underlying business results. All of these additional adjustments to those three Non-GAAP financial measures are themselves Non-GAAP financial measures and should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Please refer to the reconciliations on page 17 in the schedules of this release that we provide of these Non-GAAP financial measures to our other, related Non-GAAP Financial Measures and then to their comparable GAAP measures.
3 This metric is based on the total number of Representatives who were eligible to place an order in the last sales campaign in the related period as a result of being on an active roster. To determine the Change in Ending Representatives, this calculation is compared to the same calculation in the corresponding period of the prior year. Change in Ending Representatives may be impacted by a combination of factors such as our requirements to become and/or remain a Representative, our practices regarding minimum order requirements and our practices regarding reinstatement of Representatives. We believe this may be an indicator of future revenue performance.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern our outlook and expected results, cost reduction actions and savings, and the impact of foreign currency, taxes and tax rates. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to improve our financial and operational performance, our ability to achieve the anticipated benefits of our strategic partnership with Cerberus, the impact of a continued decline in our business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in our markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change
	March 31
	2016	2015
Net sales	$1,280.0	$1,532.9	(16)%
Other revenue	26.5	19.2
Total revenue	1,306.5	1,552.1	(16)%
Cost of sales	518.8	611.7
Selling, general and administrative expenses	779.9	973.3
Operating profit (loss)	7.8	(32.9)	*
Interest expense	32.7	28.1
Interest income	(4.0)	(3.0)
Other expense, net	137.2	18.7
Total other expenses	165.9	43.8
Loss from continuing operations, before taxes	(158.1)	(76.7)	*
Income taxes	2.3	(65.9)
Loss from continuing operations, net of tax	(155.8)	(142.6)	(9)%
Loss from discontinued operations, net of tax	(9.6)	(3.8)
Net loss	(165.4)	(146.4)
Net income attributable to noncontrolling interests	(0.5)	(0.9)
Net loss attributable to Avon	$(165.9)	$(147.3)	(13)%
Loss per share:(1)
Basic
Basic loss per share from continuing operations	$(0.36)	$(0.33)	*
Basic loss per share from discontinued operations	(0.02)	(0.01)
Basic loss per share attributable to Avon	(0.38)	(0.33)	*
Diluted
Diluted loss per share from continuing operations	$(0.36)	$(0.33)	*
Diluted loss per share from discontinued operations	(0.02)	(0.01)
Diluted loss per share attributable to Avon	(0.38)	(0.33)	*

Weighted-average shares outstanding:
Basic	435.9	434.9
Diluted	435.9	434.9

* Calculation not meaningful

 (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities. Net loss allocable to common shares used in the basic and diluted loss per share calculation was $(163.8) and $(145.3) for the three months ended March 31, 2016 and 2015, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31	December 31
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$753.5	$686.9
Accounts receivable, net	427.9	443.0
Inventories	683.6	624.0
Prepaid expenses and other	331.2	296.1
Current assets of discontinued operations	13.5	291.1
Total current assets	2,209.7	2,341.1
Property, plant and equipment, at cost	1,502.8	1,495.7
Less accumulated depreciation	(754.1)	(728.8)
Property, plant and equipment, net	748.7	766.9
Goodwill	94.9	92.3
Other assets	575.8	490.0
Noncurrent assets of discontinued operations	—	180.1
Total assets	$3,629.1	$3,870.4
Liabilities and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$69.0	$55.2
Accounts payable	732.9	774.2
Accrued compensation	124.4	157.6
Other accrued liabilities	413.2	419.6
Sales and taxes other than income	204.2	174.9
Income taxes	24.1	23.9
Payable to discontinued operations	—	100.0
Current liabilities of discontinued operations	37.3	489.7
Total current liabilities	1,605.1	2,195.1
Long-term debt	2,145.0	2,150.5
Employee benefit plans	169.1	177.5
Long-term income taxes	67.4	65.1
Other liabilities	78.2	78.4
Noncurrent liabilities of discontinued operations	—	260.2
Total liabilities	4,064.8	4,926.8

Commitments and contingencies
Series C convertible preferred stock	428.1	—

Shareholders’ Deficit
Common stock	188.4	187.9
Additional paid-in-capital	2,256.5	2,254.0
Retained earnings	2,280.5	2,448.1
Accumulated other comprehensive loss	(1,006.6)	(1,366.2)
Treasury stock, at cost	(4,597.6)	(4,594.1)
Total Avon shareholders’ deficit	(878.8)	(1,070.3)
Noncontrolling interests	15.0	13.9
Total shareholders’ deficit	(863.8)	(1,056.4)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,629.1	$3,870.4

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	March 31
	2016	2015
Cash Flows from Operating Activities
Net loss	$(165.4)	$(146.4)
Loss from discontinued operations, net of tax	9.6	3.8
Loss from continuing operations, net of tax	$(155.8)	$(142.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	20.5	26.9
Amortization	7.1	8.8
Provision for doubtful accounts	37.0	35.4
Provision for obsolescence	12.6	12.5
Share-based compensation	6.2	(0.1)
Foreign exchange losses	1.7	5.8
Deferred income taxes	(13.5)	28.7
Charge for Venezuelan monetary assets and liabilities	—	(4.2)
Charge for Venezuelan non-monetary assets	—	101.7
Loss on deconsolidation of Venezuela	120.5	—
Other	2.2	0.4
Changes in assets and liabilities:
Accounts receivable	(21.4)	(28.3)
Inventories	(80.5)	(62.8)
Prepaid expenses and other	(14.2)	(6.4)
Accounts payable and accrued liabilities	(61.8)	(123.9)
Income and other taxes	8.0	(11.3)
Noncurrent assets and liabilities	(59.9)	(18.1)
Net cash used by operating activities of continuing operations	(191.3)	(177.5)
Cash Flows from Investing Activities
Capital expenditures	(23.7)	(21.3)
Disposal of assets	1.3	2.4
Purchases of investments	—	(4.6)
Proceeds from sale of investments	—	0.6
Reduction of cash due to Venezuela deconsolidation	(4.5)	—
Other investing activities	1.6	—
Net cash used by investing activities of continuing operations	(25.3)	(22.9)
Cash Flows from Financing Activities
Cash dividends	—	(26.2)
Debt, net (maturities of three months or less)	3.7	(7.4)
Proceeds from debt	8.6	—
Repayment of debt	(1.0)	(0.8)
Repurchase of common stock	(3.5)	(1.9)
Net proceeds from the sale of series C convertible preferred stock	428.1	—
Net cash provided (used) by financing activities of continuing operations	435.9	(36.3)
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(44.9)	(20.6)
Net cash used by investing activities of discontinued operations	(96.7)	(1.1)
Net cash used by financing activities of discontinued operations	—	(1.0)
Net cash used by discontinued operations	(141.6)	(22.7)
Effect of exchange rate changes on cash and cash equivalents	(8.9)	(32.2)
Net increase (decrease) in cash and cash equivalents	68.8	(291.6)
Cash and cash equivalents at beginning of year (1)	684.7	960.5
Cash and cash equivalents at end of year (2)	$753.5	$668.9

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(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) and $24.1 at the beginning of the year in 2016 and 2015.

(2)	Includes cash and cash equivalents of discontinued operations of $14.8 at March 31, 2015.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

THREE MONTHS ENDED MARCH 31, 2016

REGIONAL RESULTS
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15	% var. vs 1Q15
Europe, Middle East & Africa	$520.4	(2)%	11%	7%	4%	7%	4%	8%
South Latin America	426.4	(28)	(2)	(3)	1	(11)	9	(1)
North Latin America	204.7	(11)	2	(4)	6	(4)	6	(1)
Asia Pacific	136.7	(17)	(10)	(10)	—	(8)	(2)	(4)
Total from Reportable Segments	1,288.2	(15)	2	(1)	3	(3)	5	2
Other operating segments and business activities	18.3	(49)	(42)	(52)	10	(71)	29	(100)
Total	$1,306.5	(16)%	2%	(2)%	4%	(4)%	6%	(1)%

Operating Profit/Margin	2016 Operating Profit (Loss) US$	2016 Operating Margin US$	Change in US$ vs 2015	Change in C$ vs 2015
Europe, Middle East & Africa	$68.7	13.2%	120 bps	180 bps
South Latin America	23.1	5.4	(610)	(600)
North Latin America	28.5	13.9	140	170
Asia Pacific	14.7	10.8	(270)	(230)
Total from Reportable Segments	135.0	10.5	(150)	(120)
Other operating segments and business activities	4.2	22.7	840	1070
Unallocated Global Expenses	(84.6)	—	—	—
Adjusted Total	$54.6	4.2%	(230) bps	(80) bps
CTI restructuring initiatives	(46.8)
GAAP Total	$7.8	0.6%	270 bps

Other non-reportable segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, which was deconsolidated effective March 31, 2016. Other non-reportable segments and business activities also include revenue from the sale of products to New Avon LLC since its separation from Avon on March 1, 2016 and ongoing royalties from the licensing of our name and products.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES (US$)
	Consolidated
	Three Months Ended March 31		US$	C$
	2016	2015	% var. vs 1Q15	% var. vs 1Q15
Beauty:
Skincare	$367.0	$468.0	(22)%	(6)%
Fragrance	336.5	393.2	(14)	4
Color	247.9	292.7	(15)	3
Total Beauty	951.4	1,153.9	(18)	—
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	197.4	215.2	(8)	7
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	131.2	163.8	(20)	—
Total Fashion & Home	328.6	379.0	(13)	4
Net sales	1,280.0	1,532.9	(16)	1
Other revenue	26.5	19.2	38	65
Total revenue	$1,306.5	$1,552.1	(16)	2

Beginning March 1, 2016, Other revenue includes sales of products that the Company manufactures and sells to its former North American business, New Avon LLC.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2016
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,306.5	$—	$—	$—	$1,306.5
Cost of sales	518.8	—	—	—	518.8
Selling, general and administrative expenses	779.9	46.8	—	—	733.1
Operating profit	7.8	46.8	—	—	54.6
Income from continuing operations, before taxes	(158.1)	46.8	120.5	—	9.2
Income taxes	2.3	(9.5)	—	(29.3)	(36.5)
(Loss) income from continuing operations, net of tax	$(155.8)	$37.3	$120.5	$(29.3)	$(27.3)

Diluted EPS from continuing operations	$(0.36)	$0.08	$0.27	$(0.07)	$(0.07)

Gross margin	60.3%	—	—	—	60.3%
SG&A as a % of revenues	59.7%	(3.6)	—	—	56.1%
Operating margin	0.6%	3.6	—	—	4.2%
Effective tax rate	(1.5)%				*

Amounts in the table above may not necessarily sum because the computations are made independently.
* Calculation not meaningful

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,552.1	$—	$—	$—	$1,552.1
Cost of sales	611.7	—	15.2	—	596.5
Selling, general and administrative expenses	973.3	27.2	91.2	—	854.9
Operating profit	(32.9)	27.2	106.4	—	100.7
Income from continuing operations, before taxes	(76.7)	27.2	102.2	—	52.8
Income taxes	(65.9)	(3.5)	0.8	31.3	(37.3)
(Loss) income from continuing operations, net of tax	$(142.6)	$23.7	$103.0	$31.3	$15.5

Diluted EPS from continuing operations	$(0.33)	$0.05	$0.23	$0.07	$0.03

Gross margin	60.6%	—	1.0	—	61.6%
SG&A as a % of revenues	62.7%	(1.8)	(5.9)	—	55.1%
Operating margin	(2.1)%	1.8	6.9	—	6.5%
Effective tax rate	85.9%				70.6%

Amounts in the table above may not necessarily sum because the computations are made independently.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP IMPACT OF SPECIAL REVENUE ITEMS AFFECTING YEAR-OVER-YEAR COMPARISONS
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measures shown, other related Non-GAAP financial measures we present elsewhere and the the financial measures calculated and reported in accordance with GAAP.

THREE MONTHS ENDED MARCH 31, 2016
	Constant $ revenue
			Year-over-Year Impacts of:
	Revenue % change	C$ revenue % change	2016 Brazil IPI tax	Liz Earle divestiture	C$ revenue % change, excluding special revenue items	C$ revenue % change, excluding Liz Earle divestiture

Total Avon	(16)%	2%	2 pts	1 pt	5%	3%
Total Reportable Segments	(15)%	2%	2 pts	—	4%	—%
South Latin America	(28)%	(2)%	4 pts	—	2%	—%
Brazil	(33)%	(7)%	8 pts	—	1%	—%

	Gross Margin			Operating Margin
Total Avon	2016	2015	Change	2016	2015	Change
Reported (GAAP)	60.3%	60.6%	(30) bps	0.6%	(2.1)%	270 bps
Adjusted (Non-GAAP)	60.3%	61.6%	(130) bps	4.2%	6.5%	(230) bps
Impact of 2016 Brazil IPI tax	10 bps	—		80 bps	—
Adjusted, excluding special revenue items	60.4%	61.6%	(120) bps	5.0%	6.5%	(150) bps

				Operating Margin
South Latin America				2016	2015	Change
Segment Profit				5.4%	11.5%	(610) bps
2016 Brazil IPI tax				250 bps	—
Adjusted, excluding special revenue items				7.9%	11.5%	(360) bps

Note: Liz Earle has an immaterial impact on Adjusted gross margin and Adjusted operating margin change of Total Avon.
Total Reportable Segments includes: Europe, Middle East & Africa; South Latin America; North Latin America; and Asia Pacific. Total Avon includes Total Reportable Segments, as well as, Venezuela, which was deconsolidated as of March 31, 2016, Liz Earle, which was sold in July of 2015, product sales to New Avon LLC since its separation from Avon and royalties from the licensing of our name and products.
Refer to the Non-GAAP Financial Measures schedules for the reconciliation of the the Adjusted Non-GAAP financial measures.

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AVON PRODUCTS, INC. TOP 10 MARKETS BY SEGMENT

Asia Pacific	North Latin America
Philippines	Mexico

Europe, Middle East & Africa	South Latin America
Russia	Brazil
United Kingdom	Argentina
South Africa	Colombia
Turkey
Poland

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Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates.
We also present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, net income (loss), diluted earnings (loss) per share and effective tax rate on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.
The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) CTI restructuring initiatives, 2) charges related to the deconsolidation of our Venezuela operations as of March 31, 2016 and the devaluation of Venezuelan currency in February 2015, combined with being designated as a highly inflationary economy ("Venezuelan special items"), and 3) an income tax benefit realized in 2016 as a result of tax planning strategies and the non-cash income tax adjustments associated with the Company’s deferred tax assets recorded in 2015 ("Special tax items"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2016 caused by the deconsolidation of our Venezuela operations for which we recorded an after-tax loss of approximately $120 million in other expense, net. The loss was comprised of $39 million in net assets of the Venezuelan business and $81 million in accumulated foreign currency translation adjustments within AOCI associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy of $81 million. The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2015 caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2015, the Venezuelan special items also include adjustments of approximately $11 million, to reflect certain non-monetary assets at their net realizable value. In 2015, the Venezuelan special items also include an impairment charge of approximately $90 million to reflect the write-down of the long-lived assets to their

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estimated fair value. In 2015, the devaluation was caused as a result of moving from the SICAD II exchange rate of approximately 50 to the SIMADI exchange rate of approximately 170.
In addition, the effective tax rate discussion includes Special tax items, including the impact during 2016 on income taxes in the Consolidated Statements of Operations due to an income tax benefit of $29 million recognized as the result of the implementation of foreign tax planning strategies. The Special tax items also include the impact during 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge in connection with an additional valuation allowance recorded to reduce the Company’s U.S. deferred tax assets to an amount that was "more likely than not" to be realized. This valuation allowance was due to the continued strengthening of the U.S. dollar against currencies of some of the Company’s key markets.

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